Registration No. 333 - 181374

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3/A

(Amendment No. 1)

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

ECOTALITY, INC.

(Exact name of registrant as specified in its charter)

Nevada	68-0515422
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Post Montgomery Center

One Montgomery Street, Suite 2525

San Francisco, California 94104

(415) 992-3000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jonathan R. Read

Chief Executive Officer

ECOtality, Inc.

Post Montgomery Center

One Montgomery Street, Suite 2525

San Francisco, California 94104

(415) 992-3000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Samuel C. Dibble, Esq.

Farella Braun + Martel LLP

235 Montgomery Street

San Francisco, California 94104

(415) 954-4400

(415) 954-4480 (fax)

Approximate date of commencement of proposed sale to the public:

From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definitions of “large accelerated filer,” “accelerated filed,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Offering Price	Amount of Registration Fee
Common Stock, par value $0.001 per share, issuable upon conversion of unsecured convertible note	3,937,007	$1.27	$5,000,000	$573
Total	3,937,007	$1.27	$5,000,000	$573	(2)

(1)	Includes shares of our common stock, par value $0.001 per share, that are issuable upon the conversion a $5,000,000 unsecured convertible note held by the selling stockholder. In addition to the shares set forth in the table, the amount to be registered includes an indeterminate number of shares issuable upon conversion of the unsecured note, as such number may be adjusted as a result of stock splits, stock dividends and similar transactions in accordance with Rule 416.

(2)	Previously paid in connection with the original registration statement on Form S-3 filed on May 14, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold until the registration statement becomes effective. This preliminary prospectus is not an offer to sell and it is not soliciting an offer to buy the securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION, DATED JUNE 11, 2012

ECOtality, Inc.

3,937,007 Shares of Common Stock

This prospectus relates to the offer and sale from time to time by the selling stockholder of up to 3,937,007 shares of our common stock issuable upon conversion of a $5,000,000 unsecured convertible note held by the selling stockholder at a conversion price of $1.27 per share.

The selling stockholder may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions. We will not receive any of the proceeds from the sale of our common stock by the selling stockholder. We will pay the expenses of registering these securities.

Our common stock is registered and is listed on the Nasdaq Capital Market under the symbol “ECTY.” On June 8, 2012, the last reported sale price per share of our common stock on the Nasdaq Capital Market was $0.49.

You should carefully consider the risks associated with investing in our common stock. Before making an investment in our common stock, please read the “Risk Factors” section of this prospectus, which begins on page 6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is __________, 2012

ABOUT THIS PROSPECTUS

You should rely only on the information contained or incorporated by reference in this prospectus. Neither we nor the selling stockholder have authorized anyone to provide you with information different from that contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. The selling stockholder is not making an offer to sell or seeking offers to buy shares of our common stock, including shares it acquires upon conversion of its unsecured convertible note, in jurisdictions where the offer or sale is not permitted.

The information contained or incorporated by reference in this prospectus is accurate only as of the date of this prospectus, and the information contained in any document incorporated or deemed to be incorporated by reference is accurate only as of the date of such document. Our business, financial condition, results of operations and prospects may have changed since that date.  You should read carefully this prospectus together with the additional information described under the heading “Where You Can Find More Information” before making your investment decision.

In this prospectus, unless otherwise specified or the context requires otherwise, we use the terms the “Company,” “we,” “us” and “our” to refer to ECOtality, Inc. and its consolidated subsidiaries.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Forward-looking statements involve risks and uncertainties. Forward-looking statements include statements regarding, among other things, (a) our projected sales, profitability, and cash flows, (b) our growth strategies, (c) anticipated trends in our industries, (d) our future financing plans and (e) our anticipated needs for working capital. They are generally identifiable by use of the words “may,” “will,” “should,” “anticipate,” “estimate,” “plans,” “potential,” “projects,” “continuing,” “ongoing,” “expects,” “management believes,” “we believe,” “we intend” or the negative of these words or other variations on these words or comparable terminology. In particular, these include statements relating to future actions, prospective products or product approvals, future performance or results of current and anticipated products, sales efforts, expenses, the outcome of contingencies such as legal proceedings, and financial results.

Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and are subject to inherent risks and uncertainties, such as those disclosed in this prospectus , including, without limitation, the risks and other factors discussed in the section captioned “Risk Factors” beginning on page 6 in this prospectus. Some of these risks include:

•	the potential loss of our grants from the U.S. Department of Energy (“DOE”);

•	the possibility that the additional capital that we will require to complete our DOE contracts will not be available to us on favorable terms or at all;

•	our history of losses, which may continue and may negatively impact our ability to achieve our business objectives;

•	the possibility that the public demand for electric vehicles will not significantly increase in the future;

•	our dependency on car manufacturers’ timely delivery of electric vehicles in sufficient quantities during the DOE contract period;

•	the possibility that the decreasing range of electric vehicles on a single charge will decrease consumers’ willingness to purchase electric vehicles;

•	our potential inability to keep up with advances in electric vehicle technology;

•	increasing competition in our industry from large established companies;

•	our inability to defend our intellectual property or the potential that we will incur substantial costs in defending our intellectual property;

•	the possibility that we will cease to receive funding from the DOE or any other government funding;

•	the possibility that the technology underlying our Super-Charge and Minit-Charger products will cease to remain commercially viable;

•	the possibility that the demand for hydrogen testing will not continue;

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•	the effect of local and national economic, credit and capital market conditions on the economy in general, and on the particular industries in which we operate;

•	potential problems with the quality or performance of our products;

•	our dependence on third party suppliers and the possibility that such suppliers will be unable to timely deliver the products we need on terms favorable to us or at all;

•	unfavorable political, regulatory, labor and tax conditions in foreign countries, which could adversely impact our international operations;

•	our potential inability to retain key employees;

•	our limited access to insurance coverage and the possibility that we may incur losses resulting from product liability claims, business interruptions, or natural disasters;

•	the interests of our directors, executive officers and affiliates, which exert significant control over our future direction and could reduce the sale value of the Company;

•	the fact that we have not and do not anticipate paying cash dividends on our common stock;

•	our ability to issue preferred stock, which may reduce the probability that we are acquired;

•	our high levels of outstanding preferred stock, convertible notes and warrants, which could depress the market price of our common stock;

•	the potential that the issuance of shares upon conversion of our preferred stock and convertible notes and exercise of our warrants could cause significant dilution to our common stockholders;

•	the limited market and volatility of our common stock;

•	the possibility that we could fail to remain current in our reporting obligations, which could result in the delisting of our shares from the Nasdaq Capital Market;

•	the possibility that the sale or perceived sale of a substantial number of shares could cause the price of our common stock to decline;

•	the possibility that we will fail to maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act; and

•	the possibility that analysts could publish reports that adversely affect the price and volume of our common stock.

In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this filing will in fact occur. You should not place undue reliance on these forward-looking statements.

Each forward-looking statement contained in this prospectus reflects management’s view only as of the date on which it is made, and, except to the extent required by federal securities laws, we undertake no obligation to publicly update any forward-looking statements, whether as the result of new information, future events, or otherwise.

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PROSPECTUS SUMMARY

This summary highlights certain information described in greater detail elsewhere in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including “Risk Factors,” together with the additional information described under the heading “Where You Can Find More Information.”

Our Company

We are a leader in advanced electric vehicle (“EV”) charging and storage systems with 20 years of experience in designing, manufacturing, testing and commercializing these technologies. Leveraging that experience, we are currently building the largest EV smart charging network in the U.S. Our cloud-based smart charging network, branded as the Blink Network, is initially supporting the adoption of EVs in 18 major U.S. metropolitan markets. Through innovation and strategic partnerships, we are establishing and monetizing the Blink Network. Initial commercial customers hosting our chargers include Best Buy, Cracker Barrel, Fred Meyer/Kroger, Ikea, Macy’s, Sears and Walmart.

We were incorporated in the State of Nevada in 1999 under the name Alchemy Enterprises, Ltd. to market biodegradable products. In November 2006, we changed our name to ECOtality, Inc. to better reflect our renewable energy strategy. Our primary operating segments consist of ECOtality North America, Innergy, ECOtality Stores (d.b.a. Fuel Cell Store) and International, which includes the results of ECOtality Australia Pty, Ltd. We acquired ECOtality Stores, Innergy and ECOtality North America in 2007. In conjunction with our acquisition of Innergy, we also acquired Innergy’s wholly owned subsidiary in Mexico, Portable Energy de Mexico S.A. de C.V., that provides manufacturing and assembly services. We also have a wholly owned subsidiary in Australia, ECOtality Australia Pty Ltd., that markets and distributes our Blink and Minit-Charger equipment in Australia and Southeast Asia. In 2011, we established a new, wholly-owned subsidiary, Ecotality Asia Pacific Limited. This new subsidiary, headquartered in Hong Kong, will serve as a holding company for potential joint ventures in China and other locations throughout Asia for the purpose of manufacturing, marketing and distributing battery charging equipment to support on-road electric vehicles, industrial equipment, and electric airport ground support

Our Innergy division is based in San Diego, California, and provides us the ability to further expand our production, manufacturing and assembly capabilities for Innergy’s solar products and energy storage devices, as well as products of our other subsidiaries, including ECOtality North America’s Blink and Minit-Charger products. Innergy also provides us the ability to expand our offering of solar products and solutions into current and developing commercial markets, and provides strong manufacturing and assembly operations to assist other aspects of our business.

Fuel Cell Store is our wholly-owned subsidiary and operates as our online retail division. Fuel Cell Store (www.fuelcellstore.com) is an e-commerce marketplace that offers consumers a wide array of fuel cell products from around the globe. Based in San Diego, California, Fuel Cell Store develops, manufactures, and sells a diverse and comprehensive range of fuel cell products that includes fuel cell stacks, systems, component parts and educational materials. Fuel Cell Store is a leading market place for fuel cell stack, component, and hydrogen storage manufacturers to unite with consumers and is an attractive source for hydrogen and fuel cell industry activity and direction.

On August 5, 2009, ECOtality North America was selected by the DOE for a cost-share grant of approximately $100.2 million to undertake the largest deployment of EVs and charging infrastructure in U.S. history, known as “The EV Project.” On September 30, 2009, ECOtality North America accepted the original contract of approximately $99.8 million, of which $13.4 million was sub-funded to federally funded research and development centers. On June 17, 2010, ECOtality North America was awarded an additional $15.0 million extension from the DOE, of which $1.2 million was sub-funded to federally funded research and development centers, to expand the market footprint of The EV Project and include the Chevrolet Volt. We believe that leading the world’s largest EV infrastructure project gives us unparalleled and distinct competitive advantages that will support our global business development initiatives.

Through The EV Project, we are developing, installing, and managing charging stations in over 18 U.S. cities in support of the initial launch of the Nissan LEAF battery EVs and Chevrolet Volt plug-in hybrid EVs. The goal of The EV Project is to develop, implement and study techniques for optimizing the deployment of charging infrastructure to support widespread market acceptance of EVs in the U.S. and internationally, as well as identify commercially viable business models to create a sustainable EV charging industry. Through The EV Project, we have begun to deploy our Blink charging stations in the following major metropolitan areas: Phoenix (AZ), Tucson (AZ), Los Angeles (CA), San Diego (CA), San Francisco (CA), Dallas (TX), Fort Worth (TX), Houston (TX), Seattle (WA), Portland (OR), Eugene (OR), Salem (OR), Corvallis (OR), Nashville (TN), Knoxville (TN), Memphis (TN), Chattanooga (TN) and Washington, DC.

We recognized revenue of $28.4 million for the year ended December 31, 2011, and $13.7 million for the year ended December 31, 2010. We experienced net losses of $22.5 million for the year ended December 31, 2011 and $16.4 million for the year ended December 31, 2010. As of December 31, 2011, we had an accumulated deficit of $104.8 million.

Our principal offices are located at Post Montgomery Center, One Montgomery Street, Suite 2525, San Francisco, California, 94104, and our telephone number is (415) 992-3000. We are a Nevada corporation. We maintain a website at www.ecotality.com which contains a description of the Company, but such website and the information contained thereon are not part of this prospectus. Please note that you should not view such website as part of this prospectus and should not rely on such website in making a decision to invest in our common stock.

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The Offering

Securities offered	3,937,007 shares of our common stock issuable upon conversion of the $5,000,000 unsecured convertible note issued to the selling stockholder at a conversion price of $1.27 per share (includes an indeterminate number of shares issuable upon conversion of the note, as such number may be adjusted as a result of stock splits, stock dividends and similar transactions in accordance with Rule 416).

Common stock to be outstanding after the offering	27,848,586 shares.

Selling Stockholder	All of the shares of common stock are being offered by ABB Technology Ventures Ltd. As used in this prospectus, the term selling stockholder includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from the selling stockholder as a gift, pledge, partnership distribution or other transfer. See “Selling Stockholder” for more information on the selling stockholder.

Use of Proceeds	We will not receive any of the proceeds from the sale of our common stock by the selling stockholder.

Risk Factors	Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 6 of this prospectus for a discussion of factors you should carefully consider before deciding to invest in our common stock.

Nasdaq Capital Market Symbol	ECTY

The above information regarding the shares of common stock to be outstanding after the offering is based on 23,911,579 shares of common stock outstanding as of June 11, 2012 and assumes the full conversion of the note held by the selling stockholder.

The following is a summary of the transactions relating to the securities being registered hereunder:

March 2012 Financing

To obtain funding for our ongoing operations, we entered into a Convertible Note Purchase Agreement (the “Purchase Agreement”) with ABB Technology Ventures Ltd, an accredited investor (“ABBTV”), on March 13, 2012, pursuant to which we agreed to issue and sell, and ABBTV agreed to purchase $5,000,000 in aggregate principal amount of a 5.05% Unsecured Convertible Note due 2015 (the “Note”). The Note is convertible into shares of the Company’s common stock at any time, in whole or in part, at the option of the holder at a per share conversion price equal to $1.27, subject to adjustment for stock splits, stock dividends, combinations and other corporate transactions. This prospectus relates to the resale of the shares of common stock that would be issued to the selling stockholder upon the conversion of the Note.

We issued and completed the sale of the Note to ABBTV on March 13, 2012. The Note matures on March 13, 2015 and bears interest at a rate of 5.05% per annum, payable quarterly in arrears in cash on the final day of each fiscal quarter beginning on March 31, 2012. The Note is the unsecured obligation of the Company and is senior to the Company’s preferred stock and common stock and other unsecured debt.

Events of default under the Note include, among others, payment defaults, cross-defaults, the Company’s common stock is suspended from trading for a period of time or no longer listed on an eligible trading market, and certain bankruptcy-type events involving the Company or certain subsidiaries. Upon an event of default, the holder may elect to require us to redeem all or any portion of the outstanding principal amount of the Note for a price equal to the greater of (i) the amount to be redeemed (as calculated through the redemption date) and (ii) the product of (A) the conversion rate with respect to such amount in effect at such time as the holders deliver a redemption notice and (B) the greatest closing sale price of our common stock on any trading day during the period starting on the date immediately preceding the event of default and ending on the trading day immediately prior to the date we are required to pay the redemption amount. In addition, upon an event of default the interest rate on the Note will increase by a per annum rate of 2.0% during the first 90-day period immediately following the event of default and will increase an additional 2.0% per annum during each subsequent 90-day period until the event of default has been cured, but in no event will such increase exceed a per annum rate of 6.0%.

We may redeem all of the outstanding principal amount of the Note if we enter into a binding agreement for a change of control of the Company or if the closing sale price of our common stock exceeds 300% of the conversion price for thirty (30) consecutive calendar days. If we elect to redeem the Note, the redemption price will be equal to 115% of the greater of (i) the amount to be redeemed (as calculated through the redemption date) and (ii) the product of (A) the conversion rate with respect to such amount in effect at such time as the holders deliver a redemption notice and (B) the greatest closing sale price of our common stock on any trading day during the period starting on the date that we elect to redeem the Note and ending on the trading day immediately prior to the date that we are required to pay the redemption amount.

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The conversion price of the Note and the shares issuable upon conversion of the Note will be adjusted in the event that we take certain actions that would cause dilution with respect to our common stock, including (i) paying a stock dividend or otherwise making a distribution that is payable in shares of common stock, (ii) subdividing our outstanding shares of common stock into a larger number of shares, and (iii) combining our outstanding shares of common stock into a smaller number of shares. If we enter into certain fundamental transactions (such as a merger or other change of control transaction), then, upon conversion of the Note, ABBTV will have the right to receive the same amount and kind of securities, cash or property that it would have been entitled to receive upon the occurrence of the fundamental transaction if it had been the holder of the number of shares of common stock issuable upon conversion of the Note at the time of the fundamental transaction.

In connection with the Purchase Agreement, we also entered into a Registration Rights Agreement with ABBTV on March 13, 2012 (the “Registration Rights Agreement”), pursuant to which we agreed to register the shares of common stock issuable upon conversion of the Note and any securities issued or issuable in connection with the adjustment provisions in the Note. We are obligated to use our reasonable best efforts to cause the registration statement to be filed no later than May 12, 2012 and declared effective no later than June 11, 2012, which will be extended to July 11, 2012 if the Securities and Exchange Commission (“SEC”) conducts a full review of the registration statement. We are also obligated to insure that the registration statement remains in effect until all of the securities covered by the registration statement have been sold or may be sold without volume or manner-of-sale restrictions pursuant to Rule 144. The registration statement to which this prospectus relates is intended to fulfill these obligations under the Registration Rights Agreement.

In the event of a default of our obligations under the Registration Rights Agreement, we are required pay to each holder of Notes under the agreement, as liquidated damages, an amount in cash equal to 1% of the aggregate conversion price for each month that the registration statement has not been filed or declared effective, as the case may be. This amount will increase by 1% each 30th day thereafter that the default has not been cured, subject to a maximum amount of 3% per 30-day period. In no event will we be liable for liquidated damages in excess of 1% of the aggregate investment amount of the holders in any 30-day period, and the maximum liquidated damages payable to a single holder will be 3% of the aggregate conversion price pursuant to the Purchase Agreement.

In connection with the issuance of the Note, we also entered into two agreements with ABB Inc. (“ABB”), an affiliate of ABBTV. The 2012 Amended and Restated Collaboration and Strategic Supplier Relationship Framework Agreement (the “2012 Amended and Restated Collaboration Agreement”), amends, restates and supersedes the Collaboration and Strategic Supplier Relationship Framework Agreement and the Collaboration and Strategic Supplier Relationship For NAM Agreement, each dated as of January 10, 2011, between us and ABB. The 2012 Amended and Restated Collaboration Agreement, among other things, sets out the general framework upon which we and ABB and its affiliates will collaborate to develop and manufacture next generation electrical vehicle charging systems and in connection with the supplier relationship between us and ABB with respect to the North American market. The Blink License Agreement (the “Blink License Agreement”) grants ABB and its affiliates (i) a non-exclusive, non-transferable right and license to use the Blink application platform interface in the ABB electric vehicle charging system products that ABB or its affiliates market and sell in the North American market in perpetuity, (ii) the right to use certain of our trademarks in connection with the marketing and sale in the North American market of ABB products that feature the Blink application platform interface, and (iii) the right to grant sublicenses with respect to the rights granted under the Blink License Agreement. As consideration for the license, we received $5,000,000 from ABB.

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RISK FACTORS

This investment involves a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus and in documents incorporated by reference in this prospectus. If any of the risks discussed below, elsewhere in this prospectus, or in any document incorporated by reference in this prospectus actually occur, our business, operating results and financial condition could be harmed and the value of our stock could go down. This means you could lose all or a part of your investment.

Risks Relating to Our Business

Our future growth is dependent upon consumers’ willingness to purchase and use electric vehicles.

Our growth is highly dependent upon the purchase and use by consumers of, and we are subject to an elevated risk of any reduced demand for, alternative fuel vehicles in general and EVs in particular. If the market for EVs does not gain broad market acceptance or develops more slowly than we expect, our business, prospects, financial condition and operating results will be harmed. The market for alternative fuel vehicles is relatively new, rapidly evolving, characterized by rapidly changing technologies, price competition, additional competitors, evolving government regulation and industry standards, frequent new vehicle announcements, long development cycles for EV original equipment manufacturers and changing consumer demands and behaviors. Factors that may influence the purchase and use of alternative fuel vehicles, and specifically EVs, include:

•	perceptions about EV quality, safety (in particular with respect to lithium-ion battery packs), design, performance and cost, especially if adverse events or accidents occur that are linked to the quality or safety of EVs, such as the possible perception that the Chevy Volt’s battery pack may pose a safety risk;

•	perceptions about vehicle safety in general, in particular safety issues that may be attributed to the use of advanced technology, including vehicle electronics and regenerative braking systems, such as the possible perception that Toyota’s recent vehicle recalls may be attributable to these systems;

•	the limited range over which EVs may be driven on a single battery charge and concerns about running out of power while in use;

•	the decline of an EV’s range resulting from deterioration over time in the battery’s ability to hold a charge;

•	concerns about electric grid capacity and reliability, which could derail efforts to promote EVs as a practical solution to vehicles that require gasoline;

•	the availability of other alternative fuel vehicles, including PHEVs;

•	improvements in the fuel economy of the internal combustion engine;

•	the availability of service for EVs;

•	consumers’ desire and ability to purchase a luxury automobile or one that is perceived as exclusive;

•	the environmental consciousness of consumers;

•	volatility in the cost of oil and gasoline;

•	consumers’ perceptions of the dependency of the U.S. on oil from unstable or hostile countries and the impact of international conflicts;

•	government regulations and economic incentives promoting fuel efficiency and alternate forms of energy;

•	access to charging stations, standardization of EV charging systems and consumers’ perceptions about convenience and cost to charge an EV;

•	the availability of tax and other governmental incentives to purchase and operate EVs or future regulation requiring increased use of nonpolluting vehicles; and

•	perceptions about and the actual cost of alternative fuel.

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The influence of any of the factors described above may cause current or potential customers not to purchase EVs and could impact the widespread consumer adoption of EVs, which would materially adversely affect our business, operating results, financial condition and prospects.

A large percentage of our revenues depends on the progress of our activities under grants from the DOE, the loss or alteration of which would materially adversely affect our business, results of operations and financial condition.

On September 30, 2009, ECOtality North America was awarded a grant from the DOE structured as a cost-share agreement in the amount of $99.8 million, of which $13.4 million is sub-funded to federal research and development centers. On June 17, 2010, ECOtality North America was awarded a $15.0 million extension to the original cost-share grant, of which $1.2 million is sub-funded to federal research and development centers (such contract, as extended, the “DOE Contract”). The contract term ends in 2013. The contract is expected to result in approximately $100.2 million in revenue to us, which we expect to represent a substantial portion of our revenues while it is in effect. As a condition of the DOE Contract, we are required to meet certain obligations, including, but not limited to, producing and delivering products, services and reports on a timely basis in accordance with required standards, and properly accounting for and billing our products.

Like many government contracts, the DOE Contract is subject to definitization (finalization of certain terms and conditions within the general scope of the contract) and change orders. Government regulations allow for the commencement of work by contractors prior to definitization in order to enable time-sensitive procurement to begin. The government negotiates equitable adjustments with contractors if appropriate based on the terms of definitization or change order. However, to the extent the DOE imposes change orders which result in significant reduction of future activities under the grant, changes the nature or extent of reimbursable costs, or imposes changes for which we are unable to negotiate equitable adjustments, our business, results of operations, and/or financial condition may be materially adversely affected.

Certain costs allowable for reimbursement (referred to as “in kind costs”) represent certain estimated costs of ownership incurred by the owners of the vehicles in the program. With respect to such in kind costs, the Company incurs minimal actual costs. Our ability to claim reimbursement for such costs depends on the number of electric vehicles that are deployed at any given time. To the extent that the deployment of vehicles is delayed and/or the total number of vehicles in the program is less than our projection, our total allowable costs and the resulting realizable revenue will be less than the full amount provided for by the DOE Contract. The number of deployed vehicles may be less than projected if during the contract period, EV manufacturers do not deliver the desired number of EVs, or if the consumer demand for EVs is less than projected.

In addition, we are subject to periodic compliance audits in connection with the DOE Contract. If we are unable to properly perform our obligations under the DOE Contract, or if any compliance audits result in material deficiencies, material adjustments to the previously submitted claims and/or to the amounts recognized as revenue in our financial statements could occur. In addition, the DOE could terminate the DOE Contract, which would have a material adverse effect on our business, financial condition and results of operations.

ECOtality North America may not continue to receive DOE funding or any other government funding, which currently comprises a large portion of our consolidated revenue.

We expect to derive a substantial majority of our revenue during 2012 from DOE-related activity, including the DOE Contract. Government funding of projects related to renewable energy, energy, and transportation is subject to cuts or cancellation without notice. We cannot assure you that current levels of government funding for our products and services will continue. Therefore, the future of these revenue streams is uncertain and out of our control. If any of our current projects with the DOE are cut or cancelled, or future projects are reduced from those currently planned, our business, financial condition and results of operations could be materially and adversely affected.

To complete the DOE Contract, we may require additional working capital, which may not be available on terms favorable to us or at all.

The DOE Contract is cost-shared and requires a significant amount of expenditures that are borne fully by the Company before we begin to generate cost-share related to in-kind costs supported by third party project participants. As a result, profit margins related to the DOE Contract will be low and we do not expect the DOE Contract to provide significant profits. Additionally, we may require additional working capital to be able to complete the DOE Contract. Such additional capital may not be available on a timely basis, on acceptable terms or at all. If we are unable to obtain additional working capital to fulfill the DOE Contract on acceptable terms, we may be unable to fulfill our obligations pursuant to the DOE Contract, which could have a material adverse effect on our business, financial condition and results of operations.

We have a history of losses which may continue and may negatively impact our ability to achieve our business objectives.

We incurred net losses of approximately $22.5 million and $16.4 million for the years ended December 31, 2011 and 2010, respectively. We may not achieve or sustain profitability on a quarterly or annual basis in the future. Our operations are subject to the risks and competition inherent in the establishment of a business enterprise. Our future revenues and profits, if any, will depend upon various factors, including but not limited to, the following:

•	our ability to successfully perform and complete the DOE Contract and related contracts;

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•	our ability to successfully develop, market, manufacture and distribute our charging stations and chargers;

•	our ability to resolve any technical issues in the development and production of our products and address any technological changes in the EV industry;

•	the rate of consumer adoption of EVs in general and the success of the automobile models that use our technologies;

•	our access to additional capital and our future capital requirements;

•	our ability to comply with evolving government standards related to the EV and automobile industry;

•	the timing of payments and reimbursements from the DOE, which directly impacts our cash flow requirements;

•	governmental agendas and changing funding priorities, budget issues and constraints;

•	delays in government funding or the approval thereof; and

•	general market and economic conditions.

We may not achieve our business objectives and the failure to achieve such goals would have an adverse impact on us.

If we are unable to keep up with advances in electric vehicle technology, we may suffer a decline in our competitive position.

We may be unable to keep up with changes in EV technology and evolving industry standards and, as a result, may suffer a decline in our competitive position. Any failure to keep up with advances in EV technology or to conform to new industry standards would result in a decline in our competitive position which would materially and adversely affect our business, prospects, operating results and financial condition. Our research and development efforts may not be sufficient to adapt to changes in EV technology and we may not have sufficient capital resources to address all such changes. As technologies change, we plan to upgrade or adapt our charging stations in order to continue to provide EVs with the latest technology, in particular battery cell technology. However, our charging stations may not compete effectively with other providers if we are not able to source and integrate the latest technology into our charging stations. For example, if a competitor was able to produce a charging station that fully charges EV batteries in less time, our products will be less desirable, which would materially adversely affect our business, operating results, financial condition and prospects.

We face competition from large established renewable and alternative energy development companies which are also seeking to develop alternative energy power sources. Such competition could reduce our revenue or force us to reduce our prices, which would reduce our potential profitability.

The industry in which we operate is highly competitive. Numerous companies, including many companies that have significantly greater financial, technical, marketing, sales, manufacturing, distribution and other resources than we do, are seeking to develop products and technologies that will compete with our products and technologies (including Minit-Charger and our Blink charging stations). Our primary competitors in the EV infrastructure market include Better Place, Coulomb Technologies, AeroVironment, Inc., Aker Wade Power Technologies, LLC, Car Charging Group, Delta-Q Technologies, Elektromotive (UK), Bosch, General Electric, Siemens and Schneider Electric. Our primary competitors in the industrial fast-charge market include AeroVironment, Inc., Aker Wade Power Technologies, LLC, Power Designers, LLC, C&D Technologies, Inc., and other suppliers of battery charging equipment and infrastructure, designers of battery charging rooms and battery manufacturers and dealers.

Our competitors may be able to provide customers with different or greater capabilities or benefits than we can provide in areas such as technical qualifications, past contract performance, geographic presence and price. Furthermore, many of our competitors may be able to utilize their substantially greater resources and economies of scale to develop competing products and technologies, divert sales away from us by winning broader contracts or hire away our employees by offering more lucrative compensation packages. In the event that the market for EV charging systems expands, we expect that competition will intensify as additional competitors enter the market and current competitors expand their product lines. In order to secure contracts successfully when competing with larger, well-financed companies, we may be forced to agree to contractual terms that provide for lower aggregate payments to us over the life of the contract, which could adversely affect our margins. Our failure to compete effectively with respect to any of these or other factors could have a material adverse effect on our business, prospects, financial condition or operating results.

We may not be able to protect our patents and intellectual property, and we could incur substantial costs defending against claims that our products infringe on the proprietary or other rights of third parties.

Some of our intellectual property may not be covered by any patent or patent application. Moreover, we do not know whether any of our pending patent applications will be issued or, if they are issued, whether they will be sufficiently broad to protect our technology and processes. Even if all of our patent applications are issued and are sufficiently broad, our patents may be challenged or invalidated. We could incur substantial costs in prosecuting or defending patent infringement suits or otherwise protecting our intellectual property rights, regardless of the merits of any such suits. While we have attempted to safeguard and maintain our proprietary rights, we do not know whether we have been or will be completely successful in doing so. Moreover, patent applications filed in foreign countries may be subject to laws, rules and procedures that are substantially different from those of the U.S., and any resulting foreign patents may be difficult and expensive to enforce.

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Our competitors may independently develop or patent technologies or processes that are substantially equivalent or superior to ours. If we are found to be infringing on third party patents, we could be required to pay substantial royalties and/or damages, and we do not know whether we will be able to obtain licenses to use such patents on acceptable terms, or at all. Failure to obtain needed licenses could delay or prevent the development, manufacture or sale of our products, and could necessitate the expenditure of significant resources to develop or acquire non-infringing intellectual property.

Asserting, defending and maintaining our intellectual property rights could be difficult and costly and failure to do so may diminish our ability to compete effectively and may harm our operating results. We may need to pursue lawsuits or legal action in the future to enforce our intellectual property rights, to protect our trade secrets and domain names and to determine the validity and scope of the proprietary rights of others. If third parties prepare and file applications for trademarks used or registered by us, we may oppose those applications and be required to participate in proceedings to determine the priority of rights to the trademark. Similarly, competitors may have filed applications for patents, may have received patents and may obtain additional patents and proprietary rights relating to products or technology that block or compete with ours. We may have to participate in interference proceedings to determine the priority of invention and the right to a patent for the technology. In addition, we may be involved in other litigation matters, investigations and disputes from time to time, arising in the normal course of business. Litigation, investigations, disputes and interference proceedings, whether they are related to intellectual property or other aspects of our business, even if they are successful, are frequently expensive to pursue and time consuming, could result in a diversion of our management’s attention and could result in judgments or penalties that have a material adverse effect on our financial condition and results of operations.

The underlying technology of Minit-Charger or our Blink chargers may not remain commercially viable, and this could affect the revenue and potential profit of ECOtality North America.

Competitors may develop competing technology in fast charging, conditioning and monitoring batteries for transportation and industrial applications which could be a superior technology and/or be produced at a lower cost than our technology. If this occurs and we are unable to modify our technology to provide greater results or at a lower price, we could lose our technology advantage, which would adversely impact or eliminate our revenue and profitability in our transportation and industrial charging segments.

The demand for hydrogen testing and educational materials, and small-scale applications for fuel cell products may not continue, and this could affect the prospects for the Fuel Cell Store.

We face competition in the provision of fuel cell products and educational materials from a number of companies. Additionally, the hydrogen industry is evolving; demand is unpredictable and follows outside forces such as school funding programs and government funding which are out of our control. If demand for these products and materials decreases, our business, financial condition and results of operations could be materially and adversely affected.

An increase in interest rates or a dramatic tightening of corporate credit markets could make it difficult for end-users to finance the cost of a conversion to renewable energy products and systems, and could reduce or eliminate the demand for our products.

Many of our end-users depend on debt financing to fund the initial capital expenditure required to purchase and install renewable energy products and systems. As a result, an increase in interest rates or further tightening in the credit markets could make it difficult for our end-users to secure the financing necessary to purchase and install renewable energy products and systems on favorable terms, or at all, and thus lower demand for our products and reduce our net sales. In addition, we believe that a significant percentage of our end-users install renewable energy products as an investment, funding the initial capital expenditure through a combination of equity and debt. An increase in interest rates could lower an investor’s return on investment in a renewable energy products and systems and make alternative investments more attractive relative to an investment in renewable energy products.

Problems with product quality or performance may cause us to incur warranty expenses, damage our market reputation and prevent us from maintaining or increasing our market share.

Our products are sold with various materials and workmanship warranties for technical defects. These warranties range in length from 1 to 25 years. As a result, we bear the risk of warranty claims after we have sold our products and recognized net sales. As of December 31, 2011, our accrued warranty expense was approximately $0.6 million.

Because of the limited operating history of our products, we have been required to make assumptions regarding the durability and reliability of our products. Our assumptions could prove to be materially different from the actual performance of our products, causing us to incur substantial expense to repair or replace defective products in the future. Any widespread product failures may damage our market reputation and cause our sales to decline and require us to repair or replace the defective products, which could have a material adverse effect on our financial condition and results of operations.

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We depend on a limited number of third-party suppliers for key raw materials and components and their failure to perform could cause manufacturing delays and impair our ability to deliver our products to customers in the required quality and quantities and at a price that is profitable to us.

Our failure to obtain raw materials and components that meet our quality, quantity and cost requirements in a timely manner could interrupt or impair our ability to manufacture our products or increase our manufacturing cost. Most of our key raw materials are either sole-sourced or sourced by a limited number of third-party suppliers. As a result, the failure of any of our suppliers to perform could disrupt our supply chain and impair our operations. In addition, many of our suppliers are small companies that may be unable to supply our increasing demand for raw materials as we implement our planned rapid expansion. We may be unable to identify new suppliers or qualify their products for use on our production lines in a timely manner and on commercially reasonable terms, if at all, which could have a material adverse impact on our financial condition and results of operations. In addition, the March 2011 earthquake and tsunami in Japan and the recent battery related problems with the Chevrolet Volt continues to disrupt the manufacturing of, and may delay the delivery of, the Nissan LEAF and Chevrolet Volt. If Nissan and General Motors, respectively, do not deliver the desired number of EVs, we may not be able to achieve full cost reimbursement under the DOE Contract, which could have a material adverse effect on our financial condition and results of operations.

Our international operations subject us to a number of risks, including unfavorable political, regulatory, labor and tax conditions in foreign countries.

We have operations outside the U.S. and expect to continue to have operations outside the U.S. in the near future. Currently, we have manufacturing operations in Mexico and established a subsidiary in Australia and Hong Kong. In addition, we have signed agreements to establish joint ventures in the People’s Republic of China, although they have not yet been formed. As a result, we will be subject to the legal, political, social and regulatory requirements and economic conditions of many jurisdictions. Risks inherent to international operations, include, but are not limited to, the following:

•	difficulty in enforcing agreements in foreign legal systems;

•	foreign countries may impose additional withholding taxes or otherwise tax our foreign income, impose tariffs, or adopt other restrictions on foreign trade and investment, including currency exchange controls;

•	fluctuations in exchange rates may affect product demand and may adversely affect our profitability in U.S. dollars to the extent the price of our solar modules, cost of raw materials and labor and equipment is denominated in a foreign currency;

•	inability to obtain, maintain, or enforce intellectual property rights;

•	risk of nationalization of private enterprises;

•	changes in general economic and political conditions in the countries in which we operate;

•	unexpected adverse changes in foreign laws or regulatory requirements, including those with respect to environmental protection, export duties and quotas;

•	difficulty with staffing and managing widespread operations; and

•	trade barriers such as export requirements, tariffs, taxes and other restrictions and expenses, which could increase the prices of our solar modules and make us less competitive in some countries.

Our future success depends on our ability to retain our key employees.

We are dependent on the services of Jonathan Read, our Chief Executive Officer, Murray Jones, our Chief Operating Officer, H. Ravi Brar, our Chief Financial Officer, Barry Baer, our Secretary and Assistant Treasurer, Donald Karner, President of our ECOtality North America subsidiary and Kevin Morrow, Executive Vice President of our ECOtality North America subsidiary. The loss of Messrs. Read, Jones, Brar, Baer, Karner or Morrow could have a material adverse effect on us and our ability to achieve our business objectives. We may not be able to retain or replace these key employees. Several of our current key employees, including Messrs. Read, Jones, Brar, Baer, Karner and Morrow, are subject to employment conditions or arrangements that contain post-employment non-competition provisions. However, these arrangements permit the employees to terminate their employment with us upon little or no notice, and the enforceability of such non-competition provisions could be limited in certain circumstances. Failure to maintain our management team could prove disruptive to our daily operations, require a disproportionate amount of resources and management attention and could have a material adverse effect on our business, financial condition and results of operations.

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We have limited insurance coverage and may incur losses resulting from product liability claims, business interruptions, or natural disasters.

We are exposed to risks associated with product liability claims in the event that the use of our products results in personal injury or property damage. Our recharging systems, batteries, solar modules are electricity-producing devices, and it is possible that users could be injured or killed by our products due to product malfunctions, defects, improper installation or other causes. Our commercial shipment of products began in 1999 and, due to our limited historical experience, we are unable to predict whether product liability claims will be brought against us in the future or the effect of any resulting adverse publicity on our business. Moreover, we may not have adequate resources and insurance to satisfy a judgment in the event of a successful claim against us. The successful assertion of product liability claims against us could result in potentially significant monetary damages and require us to make significant payments. Any business disruption could result in substantial costs and diversion of resources.

Risks Relating to Our Common Stock

Our common stock has historically been thinly traded, so the price of our common stock could be volatile and could decline at a time when you want to sell your holdings.

Our common stock is traded on the Nasdaq Capital Market under the symbol ECTY. Our common stock has historically been thinly traded and the price of our common stock may be volatile. Between May 1, 2011 and June 8, 2012, our stock has traded as low as $0.49 and as high as $5.24 per share. In addition, as of June 8, 2012, our average trading volume during the last three months has been approximately 116,600 shares per day. As a result, numerous factors, many of which are beyond our control, may cause the market price of our common stock to fluctuate significantly. These factors include:

•	expiration of lock-up agreements;

•	our earnings releases, actual or anticipated changes in our earnings, fluctuations in our operating results or our failure to meet the expectations of financial market analysts and investors;

•	changes in financial estimates by us or by any securities analysts who might cover our stock;

•	speculation about our business in the press or the investment community;

•	significant developments relating to our relationships with our customers, suppliers or the DOE;

•	stock market price and volume fluctuations of other publicly traded companies and, in particular, those that are in the electric transportation industry;

•	demand for our products;

•	investor perceptions of the electric transportation industry in general and the Company in particular;

•	the operating and stock performance of comparable companies;

•	general economic conditions and trends;

•	major catastrophic events;

•	announcements by us or our competitors of new products, significant acquisitions, strategic partnerships or divestitures;

•	changes in accounting standards, policies, guidance, interpretation or principles;

•	failure to comply with Nasdaq rules;

•	sales of our common stock, including sales by our directors, officers or significant stockholders; and

•	additions or departures of key personnel.

Securities class action litigation is often instituted against companies following periods of volatility in their stock price. This type of litigation could result in substantial costs to us and divert our management’s attention and resources. Moreover, securities markets may from time to time experience significant price and volume fluctuations for reasons unrelated to operating performance of particular companies. These market fluctuations may adversely affect the price of our common stock and other interests in the Company at a time when you want to sell your interest in us.

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A sale or perceived sale of a substantial number of shares of our common stock may cause the price of our common stock to decline.

Sales of a substantial number of shares of our common stock or the perception that these sales could occur, may depress the trading price of our common stock. These sales could also impair our ability to raise additional capital through a sale of our equity securities on terms we deem favorable or at all. Our Articles of Incorporation authorize us to issue 1,300,000,000 shares of common stock. As of December 31, 2011, we had 23,915,468 shares of common stock issued and outstanding, shares of Series A Convertible Preferred Stock outstanding that may be converted into 6,329,650 shares of common stock and 5,805,521 shares of common stock issuable upon the exercise of outstanding warrants and options. All of the shares issuable upon conversion of the Series A Convertible Preferred Stock and exercise of the warrants may be sold without restriction assuming the continuing effectiveness of the registration statement that was deemed effective by the SEC on June 24, 2010. Although certain holders of the Series A Convertible Preferred Stock and warrants may not convert their Series A Convertible Preferred Stock if such conversion or exercise would cause them to own more than 9.99% of our outstanding common stock, these restrictions do not prevent them from converting their holdings after they have sold shares.

The number of shares of common stock eligible for sale in the public market is limited by restrictions under federal securities law and may also be restricted under any agreements entered into with any underwriters who may participate in this offering.

We may continue to issue our stock and, subject to any restrictions in our debt instruments, if any, we may issue the stock of our subsidiaries to raise capital. Issuances of our stock or the stock of a subsidiary could dilute the interest of our existing stockholders and may reduce the trading price of our common stock. In addition, the shares issued upon conversion of the Series A Convertible Preferred Stock and/or exercise of the outstanding warrants could have the effect of further diluting the proportionate equity interest and voting power of holders of our common stock, including investors in this offering.

We have not paid dividends on our common stock in the past and do not expect to pay dividends on our common stock for the foreseeable future. Any return on investment may be limited to the value of our common stock.

No cash dividends have been paid on our common stock. We expect that any income received from operations will be used to fund our future operations and growth. We do not expect to pay cash dividends on our common stock in the near future. Payment of dividends would depend upon our profitability at the time, cash available for those dividends, and other factors as our Board of Directors may consider relevant. As a result, any return on your investment in our common stock may be limited to the amount of appreciation in the share price thereof, if any.

Our directors, executive officers and affiliates will continue to exert significant control over our future direction, which could reduce the price and likelihood of a change of control transaction.

As of June 8, 2012, members of our Board of Directors and our executive officers, together with our affiliates, owned approximately 39% of our outstanding common stock, determined in accordance with the SEC’s rules for calculating beneficial ownership. Accordingly, these stockholders, if they act together, may be able to control all matters requiring the approval of our stockholders, including the election of directors and approval of significant corporate transactions. In addition, these stockholders can exert significant influence over our business and operations and may have interests that are adverse to the interests of our other stockholders. This concentration of ownership, which could result in a continued concentration of representation on our Board of Directors, may also delay, prevent or deter a change in control and could deprive our stockholders of an opportunity to receive a premium for their common stock as part of a sale of our business or assets.

There is a reduced probability of a change of control or acquisition of us due to the possible issuance of preferred stock. This reduced probability could deprive our investors of the opportunity to otherwise sell our stock in an acquisition of us by others.

Our Articles of Incorporation authorize our Board of Directors to issue up to 200,000,000 shares of preferred stock, of which 6,329,650 shares were outstanding as of June 8, 2012, in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or designation of such series, without further vote or action by stockholders. As a result of the existence of “blank check” preferred stock, potential acquirers of the Company may find it more difficult to, or be discouraged from, attempting to effect an acquisition transaction with, or a change of control of, the Company, thereby possibly depriving holders of our securities of certain opportunities to sell or otherwise dispose of such securities at above-market prices pursuant to such transactions.

Certain provisions of our corporate governing documents and Nevada law could discourage, delay, or prevent a merger or acquisition at a premium price.

Certain provisions of our organizational documents and Nevada law could discourage potential acquisition proposals, delay or prevent a change in control of our Company, or limit the price that investors may be willing to pay in the future for shares of our common stock. For example, our Articles of Incorporation and Bylaws permit us to issue, without any further vote or action by the stockholders, up to 200,000,000 shares of preferred stock in one or more series and, with respect to each series, to fix the number of shares constituting the series and the designation of the series, the voting powers (if any) of the shares of the series, and the preferences and relative, participating, optional, and other special rights, if any, and any qualifications, limitations, or restrictions of the shares of the series. In addition, our Articles of Incorporation permit our Board of Directors to adopt amendments to our Bylaws.

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Our failure to maintain the listing requirements of the Nasdaq Capital Market could result in a de-listing of our common stock.

If we fail to satisfy the continued listing requirements of the Nasdaq Capital Market, such as the corporate governance requirements, the minimum closing bid price requirement or remaining current in our reporting obligations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Nasdaq may take steps to de-list our common stock. Such a de-listing would likely have a negative effect on the price of our common stock and would impair your ability to sell or purchase our common stock when you wish to do so.

If securities or industry analysts do not publish research or reports about our business, or if they change their recommendations regarding our stock adversely, our stock price and trading volume could decline.

The trading market for our common stock will be influenced by the research and reports that industry or securities analysts publish about us or our business. We currently have research coverage by a single analyst. We may never obtain research coverage by other industry or financial analysts. If few analysts commence or provide coverage of us, the trading price of our stock would likely decrease. Even if we do obtain analyst coverage, if one or more of the analysts who cover us downgrade our stock, our stock price would likely decline. If one or more of these analysts cease coverage of the Company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our stock price and/or trading volume to decline, which could adversely affect your ability to sell our common stock at favorable prices or at all.

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USE OF PROCEEDS

We will not receive any of the proceeds from the sale of our common stock by the selling stockholder.

SELLING STOCKHOLDER

This prospectus relates to the resale by the selling stockholder named below, from time to time, of up to 3,937,007 shares of our common stock issuable upon conversion of the Note held by the selling stockholder at a conversion price of $1.27 per share. The selling stockholder has represented to us in writing that it acquired the securities or will acquire the underlying securities for its own account for investment purposes only, and not with a view to or for distributing or reselling such securities.

March 2012 Financing

On March 13, 2012, we completed a transaction pursuant to which we issued to ABBTV a 5.05% Unsecured Convertible Note due 2015 in the principal amount of $5,000,000. The Note is convertible into shares of the Company’s common stock at any time, in whole or in part, at the option of the holder at a per share conversion price equal to $1.27, subject to adjustment for stock splits, stock dividends, combinations and other corporate transactions. The Note matures on March 13, 2015 and bears interest at a rate of 5.05% per annum, payable quarterly in arrears in cash on the final day of each fiscal quarter beginning on March 31, 2012. The Note is the unsecured obligation of the Company and is senior to the Company’s preferred stock and common stock and other unsecured debt. The Note was issued without registration under the Securities Act in reliance on Section 4(2) thereof for the offer and sale of securities not involving a public offering and Rule 506 of Regulation D promulgated thereunder.

Events of default under the Note include, among others, payment defaults, cross-defaults, the Company’s common stock is suspended from trading for a period of time or no longer listed on an eligible trading market, and certain bankruptcy-type events involving the Company or certain subsidiaries. Upon an event of default, the holder may elect to require us to redeem all or any portion of the outstanding principal amount of the Note for a price equal to the greater of (i) the amount to be redeemed (as calculated through the redemption date) and (ii) the product of (A) the conversion rate with respect to such amount in effect at such time as the holders deliver a redemption notice and (B) the greatest closing sale price of our common stock on any trading day during the period starting on the date immediately preceding the event of default and ending on the trading day immediately prior to the date we are required to pay the redemption amount. In addition, upon an event of default the interest rate on the Note will increase by a per annum rate of 2.0% during the first 90-day period immediately following the event of default and will increase an additional 2.0% per annum during each subsequent 90-day period until the event of default has been cured, but in no event will such increase exceed a per annum rate of 6.0%.

We may redeem all of the outstanding principal amount of the Note if we enter into a binding agreement for a change of control of the Company or if the closing sale price of our common stock exceeds 300% of the conversion price for thirty (30) consecutive calendar days. If we elect to redeem the Note, the redemption price will be equal to 115% of the greater of (i) the amount to be redeemed (as calculated through the redemption date) and (ii) the product of (A) the conversion rate with respect to such amount in effect at such time as the holders deliver a redemption notice and (B) the greatest closing sale price of our common stock on any trading day during the period starting on the date that we elect to redeem the Note and ending on the trading day immediately prior to the date that we are required to pay the redemption amount.

The conversion price of the Note and the shares issuable upon conversion of the Note will be adjusted in the event that we take certain actions that would cause dilution with respect to our common stock, including (i) paying a stock dividend or otherwise making a distribution that is payable in shares of common stock, (ii) subdividing our outstanding shares of common stock into a larger number of shares, and (iii) combining our outstanding shares of common stock into a smaller number of shares. If we enter into certain fundamental transactions (such as a merger or other change of control transaction), then, upon conversion of the Note, ABBTV will have the right to receive the same amount and kind of securities, cash or property that it would have been entitled to receive upon the occurrence of the fundamental transaction if it had been the holder of the number of shares of common stock issuable upon conversion of the Note at the time of the fundamental transaction.

We also entered into the Registration Rights Agreement with ABBTV, pursuant to which we agreed to register the shares of common stock issuable upon conversion of the Note and any securities issued or issuable in connection with the adjustment provisions in the Note. We are obligated to use our reasonable best efforts to cause the registration statement to be filed no later than May 12, 2012 and declared effective no later than June 11, 2012, which will be extended to July 11, 2012 if the SEC conducts a full review of the registration statement. We are also obligated to insure that the registration statement remains in effect until all of the securities covered by the registration statement have been sold or may be sold without volume or manner-of-sale restrictions pursuant to Rule 144.

In the event of a default of our obligations under the Registration Rights Agreement, we are required pay to each holder of Notes under the agreement, as liquidated damages, an amount in cash equal to 1% of the aggregate conversion price for each month that the registration statement has not been filed or declared effective, as the case may be. This amount will increase by 1% each 30th day thereafter that the default has not been cured, subject to a maximum amount of 3% per 30-day period. In no event will we be liable for liquidated damages in excess of 1% of the aggregate investment amount of the holders in any 30-day period, and the maximum liquidated damages payable to a single holder will be 3% of the aggregate conversion price pursuant to the Purchase Agreement.

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In connection with the issuance of the Note, we also entered into 2012 Amended and Restated Collaboration Agreement and the Blink License Agreement. The 2012 Amended and Restated Collaboration Agreement amends, restates and supersedes the Collaboration and Strategic Supplier Relationship Framework Agreement and the Collaboration and Strategic Supplier Relationship For NAM Agreement, each dated as of January 10, 2011, between us and ABB. The 2012 Amended and Restated Collaboration Agreement, among other things, sets out the general framework upon which we and ABB and its affiliates will collaborate to develop and manufacture next generation electrical vehicle charging systems and in connection with the supplier relationship between us and ABB with respect to the North American market. The Blink License Agreement grants ABB and its affiliates (i) a non-exclusive, non-transferable right and license to use the Blink application platform interface in the ABB electric vehicle charging system products that ABB or its affiliates market and sell in the North American market in perpetuity, (ii) the right to use certain of our trademarks in connection with the marketing and sale in the North American market of ABB products that feature the Blink application platform interface, and (iii) the right to grant sublicenses with respect to the rights granted under the Blink License Agreement. As consideration for the license, we received $5,000,000 from ABB.

The Selling Stockholder

On January 13, 2011, pursuant to a Securities Purchase Agreement, ABBTV purchased 2,604,167 shares of our common stock for an aggregate purchase price of $10,000,000. In connection with the investment, we also issued to ABBTV a warrant to purchase 1,041,667 shares of common stock at an exercise price of $4.91 per share. As part of the March 2012 financing with ABBTV, we agreed to lower the exercise price of the warrant to $2.50 per share. ABBTV also purchased shares of common stock in our June 2011 public offering. Currently, ABBTV beneficially owns approximately 32% of our outstanding shares of common stock.

In connection with the January 2011 investment and the Securities Purchase Agreement, we entered into an Investor Rights Agreement with ABBTV pursuant to which ABBTV has the right to nominate two directors to be elected to our Board of Directors. If ABBTV ceases to beneficially own at least 15% (but continues to own at least 8%) of our issued and outstanding common stock, ABBTV will have the right to nominate only one director. If ABBTV ceases to beneficially own at least 8% of the issued and outstanding common stock, ABBTV will not have a right to nominate any directors. Two of our current Board members, Enrique Santacana and Andrew Tang, were nominated by ABBTV and are employees of ABBTV or its affiliates.

As described above under “—March 2012 Financing,” we have also entered into the 2012 Amended and Restated Collaboration Agreement and the Blink License Agreement with ABB, an affiliate of the selling stockholder. These agreements establish a commercial relationship with ABB relating to the development and manufacturing of electric vehicle charging systems in the North American market, and the use of our Blink technology, among other things.

The table below sets forth information concerning the resale of the shares of common stock issuable upon conversion of the Note held by the selling stockholder, based on information provided to us by the selling stockholder, which we have not independently verified. Assuming all the shares registered below are sold by the selling stockholder, the selling stockholder will continue to beneficially own 5,260,834 shares of our common stock. We will not receive any proceeds from the resale of the common stock by the selling stockholder. We have agreed to bear expenses relating to the registration of the shares being offered and sold by the selling stockholder, including the SEC registration fee and legal, accounting, printing and other expenses of this offering.

Except for the relationships described above in this section and in “–March 2012 Financing,” (i) the selling stockholder has not had any material relationship of any kind with us or any of our affiliates and (ii) the selling stockholder has not had any family relationships with our officers, directors or controlling stockholders.

Selling Stockholder	Total Shares Owned Prior to Offering (1)	Maximum Number of Shares to be Sold (2)	Shares Beneficially Owned After Offering	Percentage Ownership After Offering
ABB Technology Ventures Ltd(3)	9,197,841	3,937,007	(4)	(4)

(1) Includes 4,219,167 shares of common stock, 1,041,667 shares of common stock issuable upon the exercise of a warrant held by the selling stockholder with an exercise price of $2.50 per share and 3,937,007 shares of common stock issuable upon conversion of the Note.

(2) This number represents the shares of common stock issuable upon conversion of the Note issued to the selling stockholder pursuant to the Purchase Agreement. In addition to the shares set forth in the table, the number of shares to be sold includes an indeterminate number of shares issuable upon conversion of the Note, as such number may be adjusted as a result of stock splits, stock dividends and similar transactions in accordance with Rule 416 under the Securities Act.

(3) ABB Ltd is the sole shareholder of ABB Asea Brown Boveri Ltd, which is in turn the sole shareholder of ABB Technology Ventures Ltd. By virtue of these relationships, ABB Ltd and ABB Asea Brown Boveri Ltd may be deemed to beneficially own all of the shares held by ABB Technology Ventures Ltd. ABB Ltd and ABB Asea Brown Boveri Ltd disclaim beneficial ownership of the securities held by ABB Technology Ventures Ltd except to the extent of their pecuniary interest therein.

(4) Because the selling stockholder may, under this prospectus, offer all or some portion of its common stock, no estimate can be given as to the number of shares of our common stock that will be held by the selling stockholder upon termination of any sales. We refer you to the information under the heading “Plan of Distribution.”

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PLAN OF DISTRIBUTION

The selling stockholder may sell the securities offered under this prospectus through agents, underwriters or dealers, or directly to one or more purchasers.

The selling stockholder may designate agents who agree to use their reasonable efforts to solicit purchases for the period of their appointment or to sell securities on a continuing basis. We may include shares of the selling stockholder in conjunction with underwritten sales by us of shares of our common stock.

If the selling stockholder uses underwriters for a sale of securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions stated in the applicable underwriting agreement. The underwriters will be obligated to purchase all the securities of the series offered if any of the securities of that series are purchased. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

The selling stockholder may sell securities directly to one or more purchasers without using underwriters or agents.

Sales of common stock hereunder also may be effected by the selling stockholder from time to time in one or more types of transactions on the Nasdaq Capital Market or any other national securities exchange or automated quotation system on which our common stock may be listed at the time of sale, in the over-the-counter market, in transactions otherwise than on such exchanges or the over-the-counter market, including negotiated transactions, ordinary brokers’ transactions, through options transactions relating to the shares, or a combination of such methods of sale, at market prices prevailing at the time of sale, at negotiated prices or at fixed prices. The selling stockholder may also sell shares of common stock in block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction, in an exchange distribution in accordance with the rules of the applicable exchange, in short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC.

The selling stockholder and underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act, and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act. The applicable prospectus supplement will identify any underwriters, dealers or agents and will describe their compensation. The selling stockholder may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act. Underwriters, dealers and agents may engage in transactions with or perform services for us or our subsidiaries in the ordinary course of their business.

Unless otherwise specified in the applicable prospectus supplement, each class or series of securities will be a new issue with no established trading market, other than the common stock, shares of which are listed on the Nasdaq Capital Market. We may elect to list any other class or series of securities on any exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for any of the securities.

The selling stockholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or the selling stockholder or borrowed from us, the selling stockholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The selling stockholder may also loan or pledge securities covered by this prospectus and any applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and any applicable prospectus supplement (or a post-effective amendment).

Any underwriter may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short-covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

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The selling stockholder is subject to the applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including Regulation M. This regulation may limit the timing of purchases and sales of any of the shares of common stock offered in this prospectus by the selling stockholder. The anti-manipulation rules under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholder and its affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the shares to engage in market-making activities for the particular securities being distributed for a period of up to five business days before the distribution. The restrictions may affect the marketability of the shares and the ability of any person or entity to engage in market-making activities for the shares.

To the extent required, this prospectus may be amended and/or supplemented from time to time to describe a specific plan of distribution. Instead of selling the shares of common stock under this prospectus, the selling stockholder may sell the shares of common stock in compliance with the provisions of Rule 144 under the Securities Act, if available, or pursuant to other available exemptions from the registration requirements of the Securities Act.

We have advised the selling stockholder that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholder and its affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholder for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholder may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling stockholder against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

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DESCRIPTION OF SECURITIES

Common Stock

We are authorized to issue up to 1,300,000,000 shares of common stock, par value $0.001 per share. As of June 8, 2012, there were 23,911,579 shares of common stock outstanding. Holders of the common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor. Upon the liquidation, dissolution, or winding up of the Company, the holders of common stock are entitled to share ratably in all of our assets which are legally available for distribution after payment of all debts and other liabilities and liquidation preference of any outstanding common stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are validly issued, fully paid and nonassessable. Our common stock is registered under Section 12(b) of Exchange Act and is listed on the Nasdaq Capital Market under the symbol “ECTY.”

Anti-Takeover Provisions of Our Charter and Bylaws

Our Amended and Restated Articles of Incorporation and Amended and Restated Bylaws contain various provisions that could render more difficult certain unsolicited or hostile attempts to take us over, that could disrupt us, divert the attention of our directors, officers and employees and adversely affect the independence and integrity of our business. These provisions include:

•	Special Meetings of Stockholders — Our Second Amended and Restated Bylaws provide that special meetings of the stockholders may only be called by our Board of Directors, the Chairman of the Board, the President, a Vice President, the Secretary, or by stockholders holding not less than one-tenth of the voting power of the Company.

•	Advance Notice Bylaws — Under our Second Amended and Restated Bylaws, in order for a stockholder to properly bring a director nominee or any other business before an annual meeting of stockholders, or to propose a director nominee for purposes of a special meeting of stockholders, the stockholder must provide us with timely notice thereof (including, in the case of director nominations, certain information regarding the nominee and the proposing stockholder). This provision could make it more difficult for stockholders to propose business at our stockholder meetings.

•	Vacancies — Our Second Amended and Restated Bylaws provide that vacancies on our board may be filled by a majority of directors in office, although less than a quorum, and not by the stockholders (except in the case of a vacancy created by the removal of a director by the stockholders, in which case the stockholders are entitled to fill the vacancy).

•	Preferred Stock — Our Amended and Restated Articles of Incorporation allow us to issue up to 200,000,000 shares of undesignated preferred stock with rights senior to those of the common stock and that otherwise could adversely affect the rights and powers, including voting rights, of the holders of common stock. In some circumstances, this issuance could have the effect of decreasing the market price of the common stock as well as having the anti-takeover effect discussed above.

•	Authorized but Unissued Shares — Our Board of Directors may cause us to issue our authorized but unissued shares of common stock in the future without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock could render more difficult or discourage an attempt to obtain control of a majority of our common stock by means of a proxy contest, tender offer, merger or otherwise.

Transfer Agent

The transfer agent for our common stock is Corporate Stock Transfer Inc., 3200 Cherry Creek South Drive, Suite 430, Denver, Colorado, 80209.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Amended and Restated Articles of Incorporation provide to the fullest extent permitted by Nevada law, our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director’s or officer’s fiduciary duty. We have also entered into indemnification agreements with our directors and executive officers, pursuant to which we have agreed to indemnify such persons against certain claims and expenses to the fullest extent permitted by Nevada law. The effect of this provision of our Amended and Restated Articles of Incorporation and the indemnification agreements is to eliminate our rights and our stockholders’ rights (through stockholders’ derivative suits on behalf of the Company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our Amended and Restated Articles of Incorporation and the indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

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LEGAL MATTERS

The validity of the common stock offered hereby has been passed upon for us by Farella Braun + Martel LLP, San Francisco, California.

EXPERTS

The consolidated financial statements of ECOtality, Inc. appearing in our Annual Report on Form 10-K for the year ended December 31, 2011 have been audited by McGladrey LLP (formally known as McGladrey & Pullen, LLP), independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file current, quarterly and annual reports, proxy statements and other information required by the Exchange Act with the SEC. You may read and copy any of these filed documents at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from the SEC’s internet site at www.sec.gov. These reports, proxy statements and other information can also be read through the “Investors” section of our website at www.ecotality.com. Information on our website does not constitute part of this prospectus and should not be relied upon in connection with making any investment decision with respect to our securities.

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is considered part of this prospectus, and information filed with the SEC subsequent to this prospectus and prior to the termination of the particular offering referred to in this prospectus will automatically be deemed to update and supersede this information. We incorporate by reference into this prospectus the documents listed below (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2011;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2012;

•	our Current Reports on Form 8-K filed on January 6, 2012, January 18, 2012, March 14, 2012 and May 17, 2012; and

•	the description of our common stock, par value $0.001 per share, contained in our Registration Statement on Form 8-A, filed on May 14, 2010 pursuant to Section 12(b) of the Exchange Act.

We also incorporate by reference any future filings made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus and the date all of the securities offered hereby are sold or the offering is otherwise terminated, with the exception of any information furnished under Item 2.02 and Item 7.01 of Form 8-K, which is not deemed filed and which is not incorporated by reference herein. Any such filings shall be deemed to be incorporated by reference and to be a part of this prospectus from the respective dates of filing of those documents.

Any statement contained in a document incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide without charge upon written or oral request to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any and all of the documents which are incorporated by reference into this prospectus but not delivered with this prospectus (other than exhibits unless such exhibits are specifically incorporated by reference in such documents).

You may request a copy of these documents, at no cost, by writing or telephoning us at:

ECOtality, Inc.

Post Montgomery Center

One Montgomery Street, Suite 2525

San Francisco, California 94104

(415) 992-3000

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ECOtality, Inc.

3,937,007 Shares of Common Stock

PROSPECTUS

__________, 2012

Dealer Prospectus Delivery Obligation

All dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

You should rely only on the information contained in this prospectus. Neither we nor the selling stockholder have authorized anyone to provide you with information different from that which is set forth in this prospectus. Neither we nor the selling stockholder are offering to sell shares of our common stock and seeking offers to buy shares of our common stock in jurisdictions where offers and sales are prohibited. The information contained in this prospectus is accurate only as of the date of this prospectus, and the information contained in any document incorporated or deemed to be incorporated by reference is accurate only as of the date of such document, regardless of the time of delivery of this prospectus or any sale of these securities. Our business, financial condition, results of operation and prospects may have changed since that date.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:

SEC Registration Fee	$573
Printing expenses	3,000	*
Accounting fees and expenses	9,000	*
Legal fees and expenses	25,000	*
Miscellaneous	5,000	*
TOTAL	$42,573	*

* Estimated.

Item 15. Indemnification of Directors and Officers.

Our Amended and Restated Articles of Incorporation provide to the fullest extent permitted by Nevada law, our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director’s or officer’s fiduciary duty. We have also entered into indemnification agreements with our directors and executive officers, pursuant to which we have agreed to indemnify such persons against certain claims and expenses to the fullest extent permitted by Nevada law. The effect of this provision of our Amended and Restated Articles of Incorporation and the indemnification agreements is to eliminate our rights and our stockholders’ rights (through stockholders’ derivative suits on behalf of the Company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our Amended and Restated Articles of Incorporation and the indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission (the “SEC”) such indemnification is against public policy as expressed in the Securities Act of 1933, as amended (the “Securities Act”), and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 16. Exhibits.

The Exhibits to this registration statement are listed in the Exhibit Index on page II-5 and are incorporated by reference herein.

Item 17. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

II-2

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, ECOtality, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, in the City of San Francisco, State of California, on June 11, 2012.

ECOTALITY, INC.

Date: June 11, 2012	By:	/s/ JONATHAN R. READ
Name: Jonathan R. Read
Title: President, Chief Executive Officer
(Principal Executive Officer) and Director

Date: June 11, 2012	By:	/s/ H. RAVI BRAR
Name: H. Ravi Brar
Title: Chief Financial Officer (Principal Financial Officer
and Principal Accounting Officer)

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Jonathan R. Read and H. Ravi Brar and each of them severally, as his or her true and lawful attorney-in-fact and agent with full power and authority to do any and all acts and things and to execute any and all instruments which said attorney and agent, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned persons in the capacities indicated below to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, including post-effective amendments, to this Registration Statement or any registration statement relating to this offering to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and each of the undersigned hereby ratifies and confirms that said attorney and agent shall do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JONATHAN R. READ	Chief Executive Officer (Principal Executive	June 11, 2012
Jonathan R. Read	Officer) and Director

/s/ H. RAVI BRAR	Chief Financial Officer (Principal Financial	June 11, 2012
H. Ravi Brar	Officer and Principal Accounting Officer)

/s/ ENRIQUE SANTACANA*	Director	June 11, 2012
Enrique Santacana

/s/ KEVIN CAMERON*	Director	June 11, 2012
Kevin Cameron

/s/ DARYL MAGANA*	Director	June 11, 2012
Daryl Magana

II-3

/s/ ANDREW TANG*	Director	June 11, 2012
Andrew Tang

/s/ E. SLADE MEAD*	Director	June 11, 2012
E. Slade Mead

* /s/ H. Ravi Brar		June 11, 2012
H. Ravi Brar as
Attorney-in-fact

II-4

EXHIBIT INDEX

Exhibit No.	Description

4.1	Form of Stock Certificate, filed as Exhibit 4.1 to the registration statement on Form S-3 filed with the Securities and Exchange Commission on February 10, 2011 and incorporated herein by reference.

4.2	Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock, filed as Exhibit 10.2 to the Current Report on Form 8-K filed on November 4, 2009 and incorporated herein by reference.

4.3	Unsecured Convertible Note, with original issue date of March 13, 2012, issued by the Company to ABB Technology Ventures Ltd, filed as Exhibit 4.1 to the Company’s Form 8-K filed on March 14, 2012 and incorporated by reference herein.

5.1	Opinion of Farella Braun + Martel LLP.

10.1	Convertible Note Purchase Agreement, dated March 13, 2012, by and between the Company and ABB Technology Ventures Ltd, filed as Exhibit 10.1 to the Company’s Form 8-K filed on March 14, 2012 and incorporated by reference herein.

10.2	Registration Rights Agreement, dated March 13, 2011, by and between the Company and ABB Technology Ventures Ltd , filed as Exhibit 10.2 to the Company’s Form 8-K filed on March 14, 2012 and incorporated by reference herein.

10.3	Amendment to Warrant, dated March 13, 2012, by and between the Company and ABB Technology Ventures Ltd, filed as Exhibit 10.3 to the Company’s Form 8-K filed on March 14, 2012 and incorporated by reference herein.

10.4	2012 Amended and Restated Collaboration and Strategic Supplier Relationship Framework Agreement, dated March 13, 2012, by and between the Company and ABB Inc. filed as Exhibit 10.4 to the Company’s Form 8-K filed on March 14, 2012 and incorporated by reference herein.

10.5	Blink License Agreement, dated March 13, 2012, by and between the Company and ABB Inc., filed as Exhibit 10.1 to the Company’s Form 8-K filed on March 14, 2012 and incorporated by reference herein.

23.1	Consent of McGladrey LLP.

23.2	Consent of Farella Braun + Martel LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page).

II-5